                                                                     Exhibit (b)


                                                     December 3, 1996

Hadco Corporation
12A Manor Parkway
Salem, NH 03709

Attn:  Mr. Richard F. Gerrity

Gentlemen:

     We are pleased to confirm the commitment of The First National Bank of Boston, acting as a lender and agent (the "Bank"), subject to the terms and conditions in this letter and in the Outlines referred to below, to provide financing to Hadco Corporation (the "Borrower") in the form of revolving credit or revolving credit and term debt to support the acquisition of all shares of Zycon Corporation (the "Seller"), to refinance existing debt and for working capital. Based on our discussions and on the financial statements, projections and other information and documents previously furnished to us, we are enclosing herewith two outlines (the "Outlines") which set forth, in the alternative, the principal term son which we are willing to provide the proposed financing (the letter, together with the Outlines, is referred to as the "Commitment Letter").

     Although the Outlines set forth the principal terms of the financing, you should understand that we reserve the right to propose terms in addition to these terms which will not substantially change or alter the term so this commitment and the enclosed materials. Moreover, the Outlines do not purport to include all of the representations, warranties, defaults, definitions and other terms which will be contained in the definitive documents for the transaction, all of which must be satisfactory in form and substance to us and our counsel and to you and your counsel prior to proceeding with the proposed financing.

     Our willingness to proceed with the proposed financing is condition on there being no material misstatements in or omissions from the materials which have previously been furnished to us for our review and there being in our judgment no material adverse change in the ability of the Borrower or any of the Guarantors to perform its respective obligations described in the Outlines. In addition, the proposed financing is subject to the condition that no material changes in governmental regulation or policy affecting us or the Borrower or the Guarantors occurs prior to the closing.

     It is agreed that the Bank shall act as agent for the syndication of the credit facilities which are to be provided under the terms of this Commitment Letter. As agent, the Bank will manage all aspects of the syndication, including, without limitation, lender selection, communication with and invitations to prospective syndicate lenders, preparation of syndication materials, acceptance of commitments and the final allocations of the commitments among the syndicate lenders. It is agreed that the amount and distribution of the participation fees among the syndicate lenders will be at the Bank's sole discretion. To assist the Bank in its syndication efforts, you agree promptly to provide, and to cause your advisers to provide, to the Bank and the other syndicate lenders upon request all information reasonably deemed necessary by them to complete the syndication successfully, including, but not limited to, all information and projections prepared by you or your advisers on your behalf or by the Seller's management related to the contemplated transactions. You further agree to actively assist the Bank in achieving a syndication which is satisfactory to the Bank.

     By your signature below, you agree to pay all reasonable out-of-pocket costs and expenses incurred by the Bank in connection with this Commitment Letter, the transactions contemplated hereby and the Bank's ongoing due diligence in connection therewith (the "Expense") (including, without limitation, reasonable attorneys' fees and expenses; reasonable asset evaluation expenses, reasonable commercial finance examination expenses, and other reasonable charges and disbursements and any other reasonable out-of-pocket costs and expenses) whether or not such transactions are consummated.

     By your signature below, you further agree on behalf of yourself and the Guarantors to indemnify and hold harmless the Bank and its officers, directors, employees, affiliates, agents and controlling persons from and against any and all losses, claims, damages and liabilities to which any such person may become subject arising out of, or in connection with, this Commitment Letter, the transactions contemplated hereby or any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any of such indemnified persons is a party thereto, and to reimburse each of such indemnified persons, from time to time upon their demand, for any reasonable legal or other expenses incurred in connection with investigating or defending any of the foregoing, whether or not the transactions contemplated hereby are consummated, provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent that they have been determined by a court of competent jurisdiction by final order to arise from the bad faith, willful misconduct or gross negligence of such indemnified person.

     Until such time as you have agreed to the term so this Commitment Letter by signing in the space provided below and we have received a signed copy thereof from you together with your deposit as required below, the terms of this Commitment Letter may not be disclosed by you to the Seller or to any other person (including any other lender bidding for the financing contemplated by this Commitment Letter) other than your employees, officers, accountants, attorneys, and other advisors and then only in connection with the transactions contemplated hereby and on a confidential basis.

     In accordance with the terms of the confidentiality agreement already entered into by and between us, the Bank agrees to keep any information delivered or made available by you to it confidential from anyone other than the Bank's employees, officers, attorneys and other advisors who are or are expected to become engaged in evaluating, approving, structuring or administering the Facility or rendering legal advice in connection therewith, PROVIDED that nothing herein or in that confidentiality agreement shall prevent the Bank from disclosing such information (a) to prospective members of the lending syndicate,
(b) upon the order of any court of administrative agency or upon the request of any administrative agency or authority, (c) upon the request or demand of any regulatory agency or authority, (d) to the extent that such information has been publicly disclosed other than as a result of a disclosure by the Bank, (e) otherwise as required by law.

     This letter is issued with the specific understanding that, except as specifically set forth in the preceding paragraphs, it is not intended to give rise to any legal liability on the part of either you or the Bank and that the proposal set forth herein shall be considered withdrawn if for any reason you fail to return to the Bank's head office in Boston, Massachusetts by 10:30 a.m. (Boston time) on December 4, 1996 (the "Expiration Date") the enclosed copy of this letter signed by you, together with the $100,000 commitment fee/deposit referred to in the Outlines which shall be nonrefundable.

     If the foregoing is in accordance with your understanding, please accept this letter in the space indicated below and return it to us on or prior to Expiration Date. This letter supersedes all of our prior letters and communications to you regarding the subject matter of this letter.

                                             Very truly yours,

                                             THE FIRST NATIONAL BANK OF BOSTON

                                             By: /s/ Jeffrey G. Millman
                                                ------------------------------
                                                     Jeffrey G. Millman
                                                     Vice President

Accepted and Agreed to this
_____ day of December, 1996

HADCO CORPORATION

By: /s/ Timothy P. Losik
    ------------------------
Title: Vice President

                                Hadco Cooperation
                                -----------------

                         Outline of Terms and Conditions

                 $250,000,000 Senior Revolving Credit Facilities

                                December 3, 1996

================================================================================


BORROWER:           Hadco Corporation (the "Borrower"). Any subsidiaries of the
                    Borrower will become either co-borrowers or guarantors.

AGENT:              The First National Bank of Boston ("BankBoston" or the
                    "Agent").

LENDERS:            BankBoston and others to be identified by the Agent.

CREDIT FACILITIES:  $250,000,000 Revolving Credit Facility (the "Revolver").
                    Sub-limit for Letters of Credit to be determined.

USE OF PROCEEDS:    To finance the purchase of 100% of the shares of "Zorro"
                    (the "Seller"), to refinance existing debt, and for working capital and other general corporate purposes, including
                    Permitted Acquisitions.

CLOSING DATE:       The date of the initial loan, but no later than January 31,
                    1997.

MATURITY:           The commitments will terminate and any amount outstanding
                    under the Revolver will be due in full five years from the Closing Date.

INTEREST RATES:     Interest Rates shall be Eurodollar Rate plus an Applicable
                    Margin, determined quarterly according to the following
                    Pricing Grid:

                                   Funded Debt/                 Commitment
                         Level       EBITDA        Eurodollar       Fee
                         -----     ------------    ----------   ----------
                          I.         > = 2.5x       112.5 bp      37.5 bp
                          II.        > = 2.0x        87.5 bp      27.5 bp
                          III.       > = 1.5x        62.5 pb      22.5 bp
                          IV.          < 1.5x        50.0 bp      20.0 pb


                    EBITDA will be calculated on a rolling four quarter basis and will include EBITDA of the acquired company as if the acquisition had occurred at the beginning of such four quarter period.

COMMITMENT FEE:     A fee on the unused portion of the Revolver payable
                    quarterly in arrears at a rate per annum determined according to the above Pricing Grid.

L/C ISSUING BANKS:  The First National Bank of Boston.

LETTER OF CREDIT
FEE:                A per annum fee equal to the Applicable
                    Eurodollar Margin, payable on the face amount of each outstanding letter of credit quarterly in advance. Fees to be shared by the Lenders on a pro rata basis. Letters of credit issued under the Revolver shall count as utilization for all purposes, including the commitment fee calculation. An additional 0.125% p.a. shall be paid to the Issuing Bank as a fronting fee, in addition to customary administrative fees.

INTEREST PAYMENTS:  Interest shall be payable quarterly in arrears for Alternate
                    Base Rate loans and the earlier of quarterly or at the end of each interest prior for Eurodollar loans. Alternate Base Rate will be defined as the higher of the Base Rate announced by the Agent from time to time or the Federal Funds Rate plus 1/2%. Eurodollar loans will be available for 1, 2, 3 or 6 month periods. Customary provisions regarding breakage costs, reserves, regulatory requirements, taxes, illegality, etc., shall apply. The credit agreement will restrict the number of Eurodollar loans which may be outstanding at any one time.


DEFAULT RATES:      2% per annum above the highest rates shown above.

CLOSING FEE:        0.25% of the total amount of the Facilities, payable to the
                    Agent at Closing.


DEPOSIT: A deposit of $100,000 will be paid to the Agent upon the Borrower's acceptance of this proposal. Such deposit will be credited toward the Closing Fee, but shall be non-refundable unless the Agent fails to deliver a commitment or to close the Facilities contemplated hereby on substantially the terms outlined herein.

AGENT'S FEE:        An annual fee of $50,000, payable annually in advance
                    commencing at Closing.


CALCULATIONS:       Interest on Alternate Base Rate loans shall be payable based on actual days and a 365/366 day year. Fees as well as interest on Eurodollar loans shall be payable based on actual days and a 360-day year.

INTEREST RATE
PROTECTION:         The Borrower will be required to maintain interest rate
                    hedging agreements in amounts and with terms acceptable to the Agent.

YIELD PROTECTION:   Customary yield protection provisions regarding capital
                    adequacy, reserves, taxes, regulatory changes, etc.

VOLUNTARY
PREPAYMENTS:        Permitted, subject to payment of normal breakage costs, if any, in the case of Eurodollar loans.

CANCELLATION:       The Borrower shall have the right, on 7 days' prior written notice, to cancel the undrawn portion of the facilities in whole or part, provided that any partial cancellations shall be in a minimum amount of $10,000,000 and integral multiples of $5,000,000.

GUARANTEES:         All subsidiaries of the Borrower.

REPRESENTATIONS
AND WARRANTIES:     Usual and customary for facilities of this type, including but not limited to, organization, authority, financial statements, material contracts, environmental matters, absence of material adverse change, absence of material litigation, absence of default or unmatured default, no conflict with agreements, payment of taxes and certain business-specific matters.

FINANCIAL
COVENANTS:          Usual and customary for facilities of this type based on
                    your current business plan reviewed by us. Financial tests mutually acceptable to Borrower and Agent would include, without limitation, the following:

                    1. Maximum Funded Debt to trailing 4 quarters EBITDA of 2.75:1 stepping down over the life of the Facilities.

                    2. Minimum EBIT/Interest Coverage of 3.0:1 first year, stepping up over the life of the Facilities.

                    3. Minimum Tangible Net Worth, to be defined, increasing by 50% of Consolidated Net Income for the relevant fiscal period plus 100% of the net proceeds of equity securities issued by the Borrower or any warrants or subscription rights for any equity securities issued by the Borrower.

                    4. Yearly limitations on Capital Expenditures to be determined.

OPERATING
COVENANTS:          Usual and customary for transactions of this type, including without limitation, restrictions on indebtedness, guarantees and other liabilities (other than certain permitted baskets to be determined), liens, acquisitions, investments, dividends and other distributions, mergers, sale of assets, subsidiary distributions, voluntary payments of other debt, derivative contracts, affiliate transactions, negative pledges, etc. Standard affirmative covenants regarding payment of claims and taxes, conduct of business, compliance with laws and contracts, ERISA compliance, etc. Such other terms and conditions as may be necessary, in the reasonable judgment of the Agent, to complete a successful syndication of the Facilities. The Agent reserves the right to conduct commercial finance examinations, if deemed necessary.

FINANCIAL REPORTS:  Financial information to include audited annual and unaudited quarterly consolidating and consolidated financial statements, including no default certificate and calculations demonstrating compliance with all covenants.

EVENTS OF DEFAULTS: Usual and customary for facilities of this type, including but not limited to, failure to pay any interest or principal when due, failure to comply with covenants, inaccurate or false representations or warranties, cross defaults, change of control, judgment defaults, ERISA, bankruptcy and insolvency.

CLOSING CONDITIONS: Closing shall be conditioned upon the satisfaction of the following conditions precedent and other conditions customary to transactions of this type or reasonably required by the Agent

                    1. The Borrower shall have successfully completed the acquisition of the Seller on substantially the same terms and conditions presented to the Agent in the due diligence material received to date. No waiver by the Borrower or its nominee of any term or conditions deemed by the Agent to be material.

                    2. No material adverse change in the business, assets, financial condition, income or prospects of the Borrower or any of its subsidiaries, or in the Borrower's ability to complete the proposed acquisition.

                    3. Unused debt capacity, after giving effect to the proposed acquisition, including the stock purchase and the refinancing of any debt, shall be greater than an amount to be determined.

                    4. No material misstatements in or omissions from the materials previously furnished to the Agent for its review. The Agent must be satisfied that any financial statements delivered to it fairly present the business and financial condition of Borrower and its subsidiaries, and that there has been no material adverse change in the assets, business, financial condition, income or prospects of such persons since the date of the most recent financial information delivered to the Agent.

                    5. The Agent's receipt of satisfactory evidence of appropriate corporate and other approval of all proposed transactions as well as opinions of counsel, general corporate, local and regulatory, satisfactory to it as to, among other things, the due consummation of the transactions, legality, validity and binding effect of all loan and related documents, and the absence of any violation of any law, regulation or contract applicable to the parties to the loan transaction.

                    6. The absence of any litigation or other proceeding the result of which might impair or prevent the consummation of the transactions contemplated or have a material adverse effect on the Borrower or any of its subsidiaries.

                    7. The absence of any default of any material contract or agreement of the Borrower or any of its subsidiaries.

                    8. No material changes in governmental regulation or policy affecting the Agent or Lenders involved in this transaction, the Borrower or any of its subsidiaries occurs prior to the Closing Date.

                    9. No material adverse changes to the syndication market for credit facilities of these type and no disruptions or material adverse changes in financial, banking or capital markets that would have an adverse effect on such syndication market, in each case as determined by the Agent.

                    10. The absence of any litigation or other proceeding the result of which might impair or prevent the consummation of the transactions contemplated or have a material adverse effect on the Borrower or any of its subsidiaries.

                    11. The absence of any default of any material contract or agreement of the Borrower or any of its subsidiaries.

                    12. No material changes in governmental regulation or policy affecting the Agent or Lenders involved in this transaction, the Borrower or any of its subsidiaries occurs prior to the Closing Date.

                    13. No material adverse changes to the syndication market for credit facilities of these type and no disruptions or material adverse changes in financial, banking or capital markets that would have an adverse effect on such syndication market, in each case as determined by the Agent.

PERMITTED
ACQUISITIONS:       Acquisitions that satisfy all of the following conditions
                    will not require prior bank approval:
                    a)   Target company in a line of business substantially
                         similar to the Borrower's existing business.
                    b)   Target company shows positive historical net income
                         (before adjustments)
                    c)   Borrower or its wholly-owned subsidiaries will own 100%
                         of the operating assets of the acquired businesses.
                    d)   Borrower is in compliance with all covenants prior to
                         the acquisition, and demonstrate pro forma compliance after giving effect to the acquisition, and

EXPENSES:           All out-of-pocket expenses incurred by the Agent in
                    connection with the syndication and documentation of the proposed Facilities (including fees and expenses of legal counsel, asset appraisers and examiners and environmental consultants) will be for the account of the Borrower.

SYNDICATION:        Management of the Borrower agrees to assist the Agent in its syndication efforts including, upon our reasonable request, assistance in the preparation of a confidential information memorandum, attending bank meetings, and general assistance and support in the syndication process.

INDEMNIFICATION:    The Borrower shall indemnify the Agent and Lenders against all losses, liabilities, claims, damages or expenses relating to their loans, the loan documents, the Borrower's use of loan proceeds or the commitments, including but not limited to attorneys and other professional fees and settlement costs.

GOVERNING LAW:      The Commonwealth of Massachusetts

AGENT'S COUNSEL:    Bingham, Dana & Gould

DEFINITIONS:        EBIT is defined as consolidated net income before payment or provision for interest expense and federal, state and local income taxes for the Borrower and its subsidiaries, excluding (i) non-recurring items such as gains on sale of assets or extraordinary items; (ii) earnings from discontinued businesses; and (iii) any non-cash gains used in determining net income.

                    EBITDA is defined as consolidated net income before depreciation, amortization, all other non-cash charges, payment or provision for interest expense and federal, state and local income taxes for the Borrower and its subsidiaries, excluding (i) non-recurring items such as gains on sale of assets or extraordinary items; (ii) earnings from discontinued businesses; and (iii) any non-cash gains used in determining net income.

                    FUNDED DEBT is defined as, the sum of (i) the principal amount of all Loans and accrued, but unpaid, interest thereon and (ii) all other interest bearing Indebtedness outstanding during such period.

                    TOTAL INTEREST is defined as the aggregate liability of the Borrower for interest on Indebtedness, whether expensed or capitalized including payments consisting of interest in respect of Capitalized Leases.

                                HADCO CORPORATION
                                -----------------

                         Outline of Terms and Conditions

                      $250,000,000 Senior Credit Facilities

                                December 3, 1996

--------------------------------------------------------------------------------

BORROWER:           Hadco Corporation (the "Borrower"). Any subsidiaries of the
                    Borrower will become either co-borrowers or guarantors.

AGENT:              The First National Bank of Boston ("BankBoston" or the
                    "Agent").

LENDERS:            BankBoston and others to be identified by the Agent.

CREDIT FACILITIES:  $250,000,000 in total aggregate amount, comprised of:

                    a) $200,000,000 Revolving Credit Facility (the "Revolver"). Sub-limit for Letters of Credit to be determined.

                    b)   $50,000,000 Term Loan (the "Term Loan")

USE OF PROCEEDS:    To finance the purchase of 100% of the shares of "Zorro"
                    (the "Seller"), to refinance existing debt, and for working capital and other general corporate purposes, including
                    Permitted Acquisitions.

CLOSING DATE:       The date of the initial loan, but no later than January 31,
                    1997.

MATURITY:           The commitments will terminate 5 years from the Closing
                    Date.

AMORTIZATION:       a) Any amount outstanding under the Revolver will be due in full at Maturity.

                    b) The Term Loan will be payable in 20 consecutive calendar quarters, starting the first calendar quarter after closing, according to the following schedule:

                                              Amount
                                              ------
                           Year One        $10,000,000
                           Year Two        $10,000,000
                           Year Three      $10,000,000
                           Year Four       $10,000,000
                           Year Five       $10,000,000

INTEREST RATES:     Interest rates shall be Eurodollar Rate plus an Applicable
                    Margin, determined quarterly according to the following
                    Pricing Grid:

                     Level      Funded Debt/       Eurodollar       Comm. Fee
                     -----      ------------       ----------       ---------
                                  EBITDA
                                  ------
                     I.            > = 2.5x         112.5 bp         37.5 bp
                     II.           > = 2.0x          87.5 bp         27.5 bp
                     III.          > = 1.5x          62.5 bp         20.0 bp
                     IV.           < = 1.5x          50.0 bp         20.0 bp



                    EBITDA will be calculated on a rolling four quarter basis and will include EBITDA of the acquired company as if the acquisition had occurred at the beginning of such four quarter period.

COMMITMENT FEE:     A fee on the unused portion of the Revolver payable
                    quarterly in arrears at a rate per annum determined according to the above Pricing Grid.

L/C ISSUING BANKS:  The First National Bank of Boston.

LETTER OF
CREDIT FEE:         A per annum fee equal to the Applicable Eurodollar Margin, payable on the face amount of each outstanding letter of credit quarterly in advance. Fees to be shared by the Lenders on a pro rata basis. Letters of credit issued under the Revolver shall count as utilization for all purposes, including the commitment fee calculation. An additional
                    0.125% p.a. shall be paid to the Issuing Bank as a fronting fee, in addition to customary administrative fees.

INTEREST PAYMENTS:  Interest shall be payable quarter in arrears for Alternate
                    Base Rate loans and the earlier of quarterly or at the end of each interest period for Eurodollar loans. Alternate Base Rate will be defined as the higher of the Base Rate announced by the Agent from time to time or the Federal Funds Rate plus 1/2%. Eurodollar loans will be available for 1, 2, 3 or 6 month periods. Customary provisions regarding breakage costs, reserves, regulatory requirements, taxes, illegality, etc. shall apply. The credit agreement will restrict the number of Eurodollar loans which may be outstanding at any one time.


DEFAULT RATES:      2% per annum above the highest rates shown above.

CLOSING FEE:        0.25% of the total amount of the Facilities, payable to the
                    Agent at Closing.

DEPOSIT: A deposit of $100,000 will be paid to the Agent upon the Borrower's acceptance of this proposal. Such deposit will be credited toward the Closing Fee, but shall be non-refundable unless the Agent fails to deliver a commitment or to close the Facilities contemplated hereby on substantially the terms outlined herein.

AGENT'S FEE:        An annual fee of $50,000, payable annually in advance
                    commencing at Closing.


CALCULATIONS:       Interest on Alternate Base Rate loans shall be payable based on actual days and a 365/366 day year. Fees as well as interest on Eurodollar loans shall be payable based on actual days and a 360 day year.

INTEREST RATE
PROTECTION:         The Borrower will be required to maintain interest rate
                    hedging agreements in amounts and with terms acceptable to the Agent.

YIELD PROTECTION:   Customary yield protection provisions regarding capital
                    adequacy, reserves, taxes, regulatory changes, etc.

VOLUNTARY
PREPAYMENTS:        Permitted, subject to payment of normal breakage costs, if any, in the case of Eurodollar loans.

CANCELLATION:       The Borrower shall have the right, on 7 days' prior written notice, to cancel the undrawn portion of the facilities in whole or in part, provided that any partial cancellations shall be in a minimum amount of $10,000,000 and integral multiples of $5,000,000.

GUARANTEES:         All subsidiaries of the Borrower.

REPRESENTATIONS
AND WARRANTIES:     Usual and customary for facilities of this type, including but not limited to, organization, authority, financial statements, material contracts, environmental matters, absence of material adverse change, absence of material litigation, absence of default or unmatured default, no conflict with agreements, payment of taxes and certain business-specific matters.

FINANCIAL
COVENANTS:          Usual and customary for facilities of this type based on
                    your current business plan reviewed by us. Financial tests mutually acceptable to Borrower and Agent would include, without limitation, the following:

                    1. Maximum Funded Debt to trailing 4 quarters EBITDA of 2.75:1 stepping down over the life of the Facilities.

                    2. Minimum EBIT/Interest Coverage of 3.0:1 first year, stepping up over the life of the Facilities.

                    3. Minimum Tangible Net Worth, to be defined, increasing by 50% of Consolidated Net Income for the relevant fiscal period plus 100% of the net proceeds of equity securities issued by the Borrower or any warrants or subscription rights for any equity securities issued by the Borrower.

                    4. Yearly limitations on Capital Expenditures to be determined.

OPERATING
COVENANTS:          Usual and customary for transactions of this type, including without limitation, restrictions on indebtedness, guarantees and other liabilities (other than certain permitted baskets to be determined), liens, acquisitions, investments, dividends and other distributions, mergers, sales of assets, subsidiary distributions, voluntary payments of other debt, derivative contracts, affiliate transactions, negative pledges, etc. Standard affirmative covenants regarding payment of claims and taxes, conduct of business, compliance with laws and contracts, ERISA compliance, etc. Such other terms and conditions as may be necessary, in the reasonable judgment of the Agent, to complete a successful syndication of the Facilities. The Agent reserves the right to conduct commercial finance examinations, if deemed necessary.

FINANCIAL REPORTS:  Financial information to include audited annual and unaudited quarterly consolidating and consolidated financial statements, including no default certificate and calculations demonstrating compliance with all covenants.

EVENTS OF DEFAULTS: Usual and customary for facilities of this type, including but not limited to, failure to pay any interest or principal when due, failure to comply with covenants, inaccurate or false representations or warranties, cross defaults, change of control, judgment defaults, ERISA, bankruptcy and insolvency.

CLOSING CONDITIONS: Closing shall be conditioned upon the satisfaction of the following conditions precedent and other conditions customary to transactions of this type or reasonably required by the Agent:

                    1. The Borrower shall have successfully completed the acquisition of the Seller on substantially the same terms and conditions presented to the Agent in the due diligence material received to date. No waiver by the Borrower or its nominee of any term or conditions deemed by the Agent to be material.

                    2. No material adverse change in the business, assets, financial condition, income or prospects of the Borrower or any of its subsidiaries, or in the Borrower's ability to complete the proposed acquisition.

                    3. Unused debt capacity, after giving effect to the proposed acquisition, including the stock purchase and the refinancing of any debt, shall be greater than an amount to be determined.

                    4. No material misstatements in or omissions from the materials previously furnished to the Agent for its review. The Agent must be satisfied that nay financial statements delivered to it fairly present the business and financial condition of Borrower and its subsidiaries, and that there has been no material adverse change in the assets, business, financial condition, income or prospects of such persons since the date of the most recent financial information delivered to the Agent.

                    5. The Agent's receipt of satisfactory evidence of appropriate corporate and other approval of all proposed transactions as well as opinions of counsel, general corporate, local and regulatory, satisfactory to it as to, among other things, the due consummation of the transactions, legality, validity and binding effect of all loan and related documents, and the absence of any violation of any law, regulation or contract applicable to the parties to the loan transaction.

                    6. The absence of any litigation or other proceeding the result of which might impair or prevent the consummation of the transactions contemplated or have a material adverse effect on the Borrower or any of its subsidiaries.

                    7. The absence of any default of any material contract or agreement of the Borrower or any of its subsidiaries.

                    8. No material changes in governmental regulation or policy affecting the Agent or Lenders involved in this transaction, the Borrower or any of its subsidiaries occurs prior to the Closing Date.

                    9. No material adverse changes to the syndication market for credit facilities of these type and no disruptions or material adverse changes in financial, banking or capital markets that would have an adverse effect on such syndication market, in each case as determined by the Agent.

PERMITTED
ACQUISITIONS:       Acquisitions that satisfy all of the following conditions
                    will not require prior bank approval:
                    a)   Target company in a line of business substantially
                         similar to the Borrower's existing business,
                    b)   Target company shows positive historical net income
                         (before adjustments),
                    c)   Borrower or its wholly-owned subsidiaries will own 100%
                         of the operating assets of the acquired businesses,
                    d)   Borrower is in compliance with all covenants prior to
                         the acquisition, and demonstrate pro forma compliance after giving effect to the acquisition, and

EXPENSES:           All out-of pocket expenses incurred by the Agent in
                    connection with the syndication and documentation of the proposed Facilities (including fees and expenses of legal counsel, asset appraisers and examiners and environmental consultants) will be for the account of the Borrower.

SYNDICATION:        Management of the Borrower agrees to assist the Agent in its syndication efforts including, upon our reasonable request, assistance in the preparation of a confidential information memorandum, attending bank meetings, and general assistance and support in the syndication process.

ASSIGNMENTS AND
PARTICIPATIONS:     Lenders will be permitted to grant participations or
                    assignments of their loans and commitments. Any Lender will be permitted to assign a portion of the Facilities to another lending institution in minimum amounts of $5 million, subject to consent of the Borrower (so long as no Default exists) and Agent, which consent will not be unreasonably withheld.

VOTING RIGHTS:      Lenders holding at least a majority of all of the
                    outstanding commitments under the Facilities for all amendments and waivers; provided that the following shall require 100% of the Lenders: (1) increase in commitments;
                    (2) decreases in interest rates; (3) postponement of scheduled amortization, commitment reductions or final maturity; (4) release of substantial portions of the collateral and (5) changes in the number of percentage of required Lenders for any consent, amendment or waiver.

INDEMNIFICATION:    The borrower shall indemnify the Agent and Lenders against all losses, liabilities, claims, damages or expenses relating to their loans, the loan documents, the Borrower's use of loan proceeds or the commitments, including but not limited to attorneys and other professional fees and settlement costs.

GOVERNING LAW:      The Commonwealth of Massachusetts.

AGENT'S COUNSEL:    Bingham, Dana & Gould.

DEFINITIONS:

                    EBIT is defined as consolidated net income before payment or provision for interest expense and federal, state and local income taxes for the Borrower and its subsidiaries, excluding (i) non-recurring items such as gains on sale of assets or extraordinary items; (ii) earnings from discontinued businesses; and (iii) any non-cash gains used in determining net income.

                    EBITDA is defined as consolidated net income before depreciation, amortization, all other non-cash charges, payment or provision for interest expense and federal, state and local income taxes for the Borrower and its subsidiaries, excluding (i) non-recurring items such as gains on sale of assets or extraordinary items; (ii) earnings from discontinued businesses; and (iii) any non-cash gains used in determining net income.

                    FUNDED DEBT is defined as, the sum of (i) the principal amount of all Loans and accrued, but unpaid, interest thereon and (ii) all other interest bearing Indebtedness outstanding during such period.

                    TOTAL INTEREST is defined as the aggregate liability of the Borrower for interest on Indebtedness, whether expensed or capitalized including payments consisting of interest in respect of Capitalized Leases.